UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 27, 2020

AIMTC, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Wyoming	333-185146	45-4924646
(STATE OR OTHER	(COMMISSION FILE NO.)	(IRS EMPLOYEE
JURISDICTION OF		IDENTIFICATION NO.)
INCORPORATION OR
ORGANIZATION)

7302 Yellowstone Rd.

Cheyenne, WY 82009

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(408) 402-1573

(ISSUER TELEPHONE NUMBER)

PHMC, Inc.

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).        Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.01Changes in Control of Registrant.

Stock Purchase Agreements; Sales by Majority Shareholder, Significant Shareholder

On July 27, 2020, Sehee Lee, the majority shareholder of AIMTC, Inc., a Wyoming corporation (the “Company”), and Victor Hyunjoon Park, another significant shareholder of the Company entered into stock purchase agreements with Hyun Jin Sim.

In the Stock Purchase Agreement with Mr. Lee, Mr. Sim purchased 30,000,000 shares of the Company’s common stock for a per share purchase price of $0.0001, for an aggregate purchase price of $3,000.  In the Stock Purchase Agreement with Mr. Park, Mr. Sim purchased an additional 60,000,000 shares of the Company’s common stock for a per share purchase price of $0.0001, for an aggregate purchase price of $6,000. The source of Mr. Sim’s funds for the purchase price was his own capital. Following the closing of the two stock purchase agreements, Mr. Sim owned 90,000,000 shares of the Company’s common stock, constituting approximately 44.12% of the total outstanding shares of the Company’s common stock.

Following the closing of Mr. Lee’s Stock Purchase Agreement, Mr. Lee’s ownership decreased from 119,669,025 shares, representing 58.66% of the Company’s outstanding shares, to 89,669,025 shares, constituting 43.96% of the Company’s outstanding shares.

As such, following the closing of the Stock Purchase Agreements, the Company no longer had a single controlling shareholder who owned more than 50% of the Company’s common stock, thus resulting in a change of control of the Company.

There was no agreement or arrangement between the parties to the Stock Purchase Agreements relating to the election of directors or other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMTC, Inc.

Date: July 29, 2020

By:	/s/ Dr. Bon Hwang
Name:	Dr. Bon Hwang
Title:	President, Chief Executive Officer